Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Companhia Vale do Rio Doce and Vale Overseas Limited of our report dated March 6, 2006 on the consolidated financial statements of Companhia Vale do Rio Doce, which appears in the Annual Report on Form 20-F of Companhia Vale do Rio Doce and Vale Overseas Limited for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated March 6, 2006 on the financial statements of Vale Overseas Limited, which appears in the Form 6-K dated November 13, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

November 13, 2006

/s/ PricewaterhouseCoopers Auditores Independentes
PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil